Exhibit 10.1

Second Amended and Restated

Gentherm Incorporated

Senior Level Performance Bonus Plan

(Effective as of March 12, 2021)

1.	Purpose

The purpose of this Second Amended and Restated Gentherm Incorporated Senior Level Performance Bonus Plan (the “Plan”) is to attract, motivate, reward and retain eligible employees by making a portion of their cash compensation dependent on the performance of Gentherm Incorporated (the “Corporation”) and/or individual performance.

2.	Participants

The individuals to whom incentive bonus payments may be made hereunder shall be the executive officers of the Corporation and other employees on the Executive Committee of the Corporation (the “EC Participants”), as determined by the Corporation’s Board of Directors (the “Board”) or Compensation Committee of the Board (the “Committee”), and such other key employees of the Corporation and subsidiaries of the Corporation as the Chief Executive Officer shall determine in his or her sole discretion (the “Other Participants” and, together with the EC Participants, the “Participants”).

3.	The Committee

(a)    The Committee shall administer and interpret the Plan for the EC Participants. With the oversight of the Committee, the Chief Executive Officer shall administer and interpret the Plan for the Other Participants; provided, however, that the Chief Executive Officer’s administration and interpretation shall not be in direct conflict with the actions taken by the Committee. The Committee and the Chief Executive Officer, in the exercise of the foregoing powers, shall be referred to as the “Administrator.”

(b)    Subject to the express provisions and limitations of this Plan, applicable law and the listing standards of the Nasdaq Stock Market (or other national securities exchange, as applicable), the Administrator shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:

(i)    To prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein, and to take or approve such further actions as it determines necessary or appropriate to the administration of the Plan, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any award complies with applicable law, regulations and stock exchange listing requirements and so as to avoid unanticipated consequences or address unanticipated events deemed by the Administrator to be inconsistent with the purposes of the Plan;

(ii)    To designate Participants, to establish and to determine the weighting of Performance Goals, the Performance Modifier and the components of the Performance

Modifier, to determine the Performance Period, and to determine the incentive bonus payments, if any, to be made to such Participants based on the achievement of such Performance Goals and Performance Modifier for the applicable Performance Period;

(iii)    To prescribe and amend the terms of any agreements or other documents under the Plan;

(iv)    To determine whether, and the extent to which, adjustments are required, including any adjustments to Performance Goals, the Performance Modifier and the components of the Performance Modifier pursuant to Section 5 hereof;

(v)    To interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any incentive bonus payment provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and

(vi)    To make all other determinations deemed necessary or advisable for the administration of the Plan.

(c)    All decisions, determinations and interpretations by the Administrator regarding the Plan and incentive bonus payments shall be final and binding on all Participants. The Administrator may consider such factors, as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Corporation and such attorneys, consultants and accountants as it may select.

4.	Target Bonus and Earned Bonus

(a)    Each Participant shall have a target incentive bonus for each Performance Period during the term of this Plan stated as a percentage of his or her annual base salary (the “Target Bonus Percentage”). Bonus payments under this Plan, if any, shall be paid based on performance measurements determined at the end of the applicable Performance Period.

(b)    A Participant’s annual base salary as of the last business day of the applicable Performance Period, as reflected in the Corporation’s payroll records, shall be used to calculate the Base Bonus, Modified Bonus and Earned Bonus for such Performance Period; provided, however, (i) for terminations under Sections 6(a)(i) or (iii) hereof prior to last business day of the Performance Period, the annual base salary in effect as of the date of termination shall be used and (ii) for a new hire under Section 7(a) hereof that is hired after the beginning of a Performance Period, the annual base salary in effect on the date of hire shall be used. The annual base salary used to calculate the Earned Bonus shall not be reduced for any contributions made to the Corporation’s 401(k) plan or other deferred compensation plans, and shall be exclusive of any awards under the Plan or any other bonus, incentive (including equity incentive) or special pay awards.

(c)    No incentive bonus payment shall be paid to a Participant unless he or she is an employee of the Corporation as of the payment date for the applicable Performance Period, except as permitted by Section 6 hereof.

(d)    Financial results for Performance Goals and, if applicable, the objective components of the Performance Modifier must be finalized as appropriate by the Chief Financial Officer (or person having similar duties) and must be computed using financial results audited by an independent registered public accounting firm before Earned Bonuses can be calculated and paid. Further, no incentive bonus payments will be paid unless and until the Administrator approves payments in accordance with the Plan. The incentive bonus payments hereunder shall be paid in cash in the employee’s local currency (the same currency for which the employee receives his or her regular salary).

(e)    Notwithstanding Section 4(d) hereof, Earned Bonuses shall, generally, be paid in February or March of the year subsequent to the Performance Period, with the specific date of payment in such applicable period determined by the Administrator; provided, that the Participant is actively employed with the Corporation as of such payment date, except as otherwise provided in Section 6 hereof.

5.	Performance Measures and Earned Bonus

(a)    The Administrator shall determine one or more performance periods in each fiscal year, and each applicable period is referred to herein as a “Performance Period”.

(b)    A base bonus shall be determined for each Participant for each Performance Period based upon the achievement of certain Performance Goals (as defined below) as determined by the Administrator, in its discretion, for the applicable Performance Period (referred to as the “Base Bonus”). The Base Bonus may be modified by a Performance Modifier (as defined below) as determined by the Administrator, in its discretion, and as so modified or not shall be referred to as the “Modified Bonus”. The Modified Bonus may be further modified by the Administrator in its sole discretion, including as set forth in this Plan, and as so further modified or not, shall be referred to as the “Earned Bonus”.

(c)    Performance Goals and Performance Modifier.

(i)    Performance Goals. Performance goals as determined by the Administrator, in its discretion, shall include the achievement of one or more specific financial or non-financial measurements (the “Performance Goals”). The Administrator may also determine, for each Performance Period, the minimum performance achievement of one or more Performance Goals necessary before any bonus may be paid under the Plan.

(ii)    Performance Modifier. The “Modified Bonus,” if any, shall be calculated as the Base Bonus multiplied by a performance modifier, if any, as determined by the Administrator, in its discretion. The performance modifier, if any, shall be determined by the Administrator, in its discretion, based on the achievement of one or more components consisting of financial or non-financial measurements, each of which may be objective and/or subjective, for the Performance Period (the “Performance Modifier”). The Administrator may also determine, for each Performance Period, the minimum performance achievement of one or more components of the Performance Modifier necessary before the Performance Modifier may be applied under the Plan.

(d)    Adjustments to and Weighting of Performance Goals and Performance Modifier in Performance Period.

(i)    Adjustments. The Administrator has the discretion to adjust Performance Goals and the components of the Performance Modifier, as appropriate, for the occurrence of unusual, non-recurring or extra-ordinary events or matters, including if such events or matters are not reflective of the Corporation’s ongoing operations and related tax effects.

(ii)    Weighting. The Administrator shall have the authority to determine the relative weight of (i) the Performance Goals, the Performance Modifier and the components of the Performance Modifier and (ii) the achievement of threshold, target and maximum performance (and the correlation between such achievement levels) that comprise such Performance Goals, the Performance Modifier and the components Performance Modifier.

(e)    Extraordinary Adjustments. Notwithstanding the attainment of the Performance Goals or the Performance Modifier, all Earned Bonuses under the Plan are subject to adjustment, reduction or elimination by the Administrator, in its discretion, prior to payment. For example, but not as a limitation of the foregoing general provision, a reduction in any and all Earned Bonuses may be made if performance is achieved in ways that are considered not in the best interests of the Corporation’s shareholders or not authorized by the Board or management. Furthermore, the Administrator also may adjust the Base Bonus or Modified Bonus of one or more Participants in order to ensure the Corporation’s aggregate Earned Bonus payments under the Plan do not exceed the funding authorized under the Plan.

(f)    The Earned Bonus shall be payable at the time set forth in Section 4(e) hereof.

6.	Termination of Employment; Change in Control.

(a)    Death or Disability During the Performance Period. Except as required otherwise by applicable law or regulation:

(i)    If a Participant’s employment is terminated due to death, the bonus will be earned and paid (to the estate of the Participant) on a pro rata basis. The pro rata period will be from the beginning of the Performance Period until the date of death.

(ii)    A Participant’s disability of 30 calendar days or less will not have an impact on the Participant’s eligibility to earn a bonus under the Plan.

(iii)    If a Participant’s disability lasts more than 30 calendar days, then a bonus may be earned only for fiscal quarters in which the Participant works more than 60 calendar days and will be earned on a pro rata basis for days worked in the applicable fiscal quarters.

(b)    Voluntary Termination. If a Participant’s employment is terminated due to a voluntary termination, excluding a retirement that meets the definition of retirement established by the Committee (if any) or when payment is required for retirement defined under applicable law or regulation (each, a “qualifying retirement”), no bonus will be earned by or paid to the Participant. In the case of qualifying retirement meeting the definition established by the

Committee, the Administrator shall have the discretion, but not the obligation, to pay a pro rata bonus to such Participant for the Performance Period during which the Participant retired in accordance with Section 7 hereof.

(c)    Involuntary Termination. If a Participant’s employment is terminated for cause (but excluding any other event otherwise described in this Section 6), no bonus will be earned by or paid to the Participant. For purposes of the Plan, a termination for “cause” means a material failure to perform such employee’s duties and responsibilities to a satisfactory degree, any violation of laws or regulations or a material violation of Corporation policies and procedures. If a Participant’s employment is terminated without cause, the Administrator shall have the discretion, but not the obligation, to approve a pro rata bonus for the applicable Participant for the Performance Period during which the Participant was terminated in accordance with Section 7 hereof.

(d)    Change in Control. If there is a Change in Control (as defined under the Corporation’s 2013 Equity Incentive Plan, as amended, or any successor equity incentive plan) and a Participant is terminated by the Corporation (or any successor thereof, by merger, acquisition or otherwise) within six months of such Change in Control for any reason other than for intentional acts of material misconduct or omission in carrying out the duties and responsibilities of such Participant’s position, such Participant shall earn a cash bonus equal to the Target Bonus Percentage for the applicable Performance Period in which the Change in Control occurred multiplied by the greater of his or her actual base salary in effect on the date of (i) the employment termination and (ii) the Change in Control. Such payments shall be paid in cash to the Participant as soon as administratively possible, but not later than 30 days following such termination.

(e)    Section 409A. Notwithstanding anything in this Plan to the contrary, if it is determined that any payment hereunder constitutes “nonqualified deferred compensation” that would be paid upon “separation from service” of a “specified employee” (as such terms are defined in Section 409A of the Internal Revenue Code of 1986, as amended), then such payment that otherwise would have been paid within six months after the Participant’s “separation from service” shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Participant’s “separation from service,” or if earlier, the Participant’s death, at which point the accrued amount will be paid as a single, lump sum cash payment.

(f)    Timing of Payments. Except as set forth in Sections (6)(d) and (e) hereof, Earned Bonuses under this Section 6 will be paid to Participants at the same time as Earned Bonuses are paid to other Participants under the Plan for the applicable Performance Period.

7.	Pro Rata Bonuses.

(a)    New Hires. A new employee who becomes a Participant in connection with such hire shall earn a pro rata bonus from the date of hire, but only if the date of hire is on or before September 30 of the Performance Period (or such other date determined by the Administrator if the Performance Period is less than a year).

(b)    Transfer; Promotion; Demotion; Retirement; Involuntary Termination Without Cause.

(i)    For an existing employee who is transferred to a new position which results in such employee becoming a Participant, the pro rata period shall begin from the date of transfer.

(ii)    For an existing employee who was a Participant prior to a promotion and who continues to be a Participant thereafter, and the Target Bonus Percentage is increased, the Earned Bonus will be based on two pro rata periods: (i) from the beginning of the Performance Period through the date immediately preceding such promotion, and (ii) from the date of such promotion until the end of the Performance Period.

(iii)    For an existing employee who was a Participant and who is demoted such that the employee is no longer a Participant thereafter, the pro rata period will end on the date immediately preceding such demotion.

(iv)    For an existing employee who retires and for whom a pro rata bonus is approved by the Administrator under Section 6(b) hereof, the pro rata period will end on the date immediately preceding such retirement.

(v)    For an existing employee who was a Participant and who is involuntary terminated without cause and for whom a pro rata bonus is approved by the Administrator under Section 6(c) hereof, the pro rata period will end on the date immediately preceding such termination.

(c)    Achievement of Performance Period. A pro rata bonus shall be earned only if the applicable Performance Goals, as determined by the Administrator, in its discretion, also are satisfied for the full Performance Period.

(d)    Pro Rata Application of Performance Modifier. In determining a pro rata bonus, the Performance Modifier earned for the full Performance Period will be utilized to calculate the Modified Bonus, unless the Administrator determines otherwise.

(e)    Timing of Pro Rata Payments. Earned Bonuses that are pro rata under this Section 7 will be paid to Participants at the same time as Earned Bonuses are made to other Participants under the Plan for the applicable Performance Period

8.	Bonus Clawback.

If the Corporation’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, the Corporation is authorized under this Plan to seek reimbursement of excess incentive bonus payments under the Plan to EC Participants for the relevant Performance Periods; provided, this Section 8 only shall apply to any bonuses earned for the three completed fiscal years prior to the date the Corporation determines such restatement is required. For purposes of this Plan, an excess incentive bonus payment means the positive difference, if any, between (i) the bonus paid to the EC Participant and (ii) the bonus that would have been made to the EC Participant had the performance been calculated based on the Corporation’s financial statements as restated. The Corporation will not be required to award any Participants an additional bonus should the restated financial statements result in a higher bonus.

The Gentherm Incorporated Compensation Clawback Policy also is incorporated herein, pursuant to its terms. The remedies under such policy are in addition, and are in no way limiting, to the remedies of the recoupment provision set forth above.

9.	General

(a)    Amendment and Termination. The Corporation reserves the right to amend or terminate this Plan at any time by action of the Board or the Committee with respect to future services of Participants. To comply with local laws, the Corporation (acting through the Administrator) reserves the right to adopt amendments, rules, procedures, guidelines or other documents (collectively “Addendums”) affecting this Plan at any time that are applicable only to such local jurisdictions; provided, however, that any Addendums that are applicable to any EC Participants must be reflected in a written amendment to this Plan that is approved by the Committee.

(b)    Tax Withholding. The Participant shall be responsible for all taxes required by law to be withheld by the Corporation or a Subsidiary in respect of the bonus payment. The Corporation shall have the right to make all payments or distributions pursuant to the Plan to any person, net of any applicable federal, state and local payroll or withholding taxes, or the applicable taxes of any foreign jurisdiction (collectively, “Taxes”), required to be paid or withheld. The Corporation shall have the right to withhold from wages or other amounts otherwise payable to such Participant such Taxes as may be required by law, or if permitted by law, to otherwise require the Participant to pay such Taxes. If such person shall fail to make such Tax payments as are required, the Corporation shall, to the extent permitted by law, have the right to deduct any such Taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such Tax obligations.

(c)    No Assignment. Unless the Committee expressly provides otherwise in writing, no Participant nor any other person may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any bonus payment, except for a transfer under the laws of descent or distribution as a result of the death of the Participant.

(d)    Non-Exclusivity. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or Administrator to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

(e)    Employment at Will. Neither the Plan, the selection of a person as a Participant, the payment of any bonus to any Participant, nor any action by the Corporation or the Administrator shall be held or construed to confer upon any person any right to be continued in the employ of the Corporation. The Corporation expressly reserves the right to discharge any Participant whenever in the sole discretion of the Corporation its interest may so require.

(f)    No Vested Interest or Right. Except as specified under Section 6 hereof, at no time before the actual payment of a bonus to any Participant or other person shall any Participant or other person accrue any vested interest or right whatsoever under the Plan, and the Corporation has no obligation to treat Participants identically under the Plan.

(g)    Beneficiary Designation. Each Participant may name, from time to time, any beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when filed by the Participant in writing with the Corporation during his or her lifetime.

(h)    Notices. Notices hereunder shall be mailed or delivered to the Corporation at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Corporation or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

(i)    Severability. The invalidity or unenforceability of any provision of this Plan in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Plan in such jurisdiction or the validity, legality or enforceability of any provision of this Plan in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

(j)    Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k)    Governing Law. The Plan and any agreements and documents hereunder shall be governed, construed and administered in accordance with the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction) and applicable federal law.

(l)    Code Section 409A. It is intended that this Plan be exempt from or comply with Code Section 409A, and the Plan shall be interpreted and administered consistent with that intent; provided, however, that under no circumstances whatsoever shall the Corporation be liable for any additional tax, interest or penalty imposed upon a Participant, or any other damage suffered by a Participant, on account of the bonus plan being subject to but not in compliance with Code Section 409A.